As filed with the Securities and Exchange Commission on May 31, 2023

Registration No. 333-251075

Registration No. 333-235402

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 to Registration Statement on Form S-3 (No. 333-251075)

Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-235402)

UNDER

THE SECURITIES ACT OF 1933

BROADMARK REALTY CAPITAL INC.

(Ready Capital Coporation, as successor by merger to Broadmark Realty Capital Inc.)

(Exact name of Registrant as specified in its charter)

Maryland	84-2620891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1420 Fifth Avenue, Suite 2000

Seattle, WA 98101

(Address, including zip code, of Registrant’s principal executive offices)

Thomas E. Capassee

Chairman, Chief Executive Officer and Chief Investment Officer

Ready Capital Corporation

1251 Avenue of the Americas, 50th Floor

New York, NY 4600

(212) 257-4600

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Michael J. Kessler, Esq.

David E. Brown, Esq.

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

Tel: (202) 239-3300

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters those securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer		Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of Broadmark Realty Capital Inc., a Maryland corporation (the “Registrant” or “Company”), filed with the Securities and Exchange Commission (the “SEC”) on the dates specified below and are being filed to deregister any and all securities registered pursuant to the Registration Statements that remain unsold or otherwise unissued under the Registration Statements:

•	Registration No. 333-251075 filed with the SEC on December 2, 2020.

•	Registration No. 333-235402 filed with the SEC on May 10, 2021.

On February 26, 2023, the Company, Ready Capital Corporation, a Maryland corporation (“Ready Capital”), and RCC Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Ready Capital (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the terms and conditions therein, the Company was merged with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, Ready Capital, as successor to the Company, hereby removes from registration all securities registered under the Registration Statements but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 and Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 31, 2023.

READY CAPITAL CORPORATION
(as successor by merger to Broadmark Realty Capital Inc.)

By:	/s/ Thomas E. Capasse
	Name:	Thomas E. Capasse
	Title:	Chairman of the Board, Chief Executive Officer and Chief Investment Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.